CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 24, 2014, accompanying the financial statements of Quality Municipals Income Trust, 24th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 896) as of June 30, 2014, and for each of the three years in the period ended June 30, 2014 and the financial highlights for the period from July 7, 2010 (date of deposit) through June 30, 2011 and for each of the three years in the period ended June 30, 2014, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-165246) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 24, 2014